EX - 97.1
GLOBANT S.A.
POLICY FOR RECOVERY OF ERRONEOUSLY AWARDED INCENTIVE-BASED COMPENSATION

(Adopted November 15, 2023)
1.INTRODUCTION
Globant S.A. (the “Company”) is adopting this policy (this “Policy”) to provide for the Company’s recovery of certain Incentive-Based Compensation (as defined below) erroneously awarded to Affected Officers (as defined below) under certain circumstances. This Policy is effective as of October 2, 2023 (the “Effective Date”).
This Policy is administered by the Compensation Committee (the “Committee”) of the Company’s Board of Directors (the “Board”). The Committee shall have full and final authority to make any and all determinations required or permitted under this Policy. Any determination by the Committee with respect to this Policy shall be final, conclusive and binding on all parties. The Board may amend or terminate this Policy at any time.
This Policy is intended to comply with Section 10D of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), Rule 10D-1 thereunder and the applicable rules of any national securities exchange on which the Company’s securities are listed (the “Exchange”) and will be interpreted and administered consistent with that intent.
Each Affected Officer subject to this Policy must execute the Acknowledgment and Agreement attached hereto as Exhibit A before such Affected Officer will be entitled to receive any cash- or equity- based incentive compensation that is approved, granted or awarded on or after the Effective Date.
2.EFFECTIVE DATE
This Policy shall apply to all Incentive-Based Compensation received by an Affected Officer on or after the Effective Date of this Policy, to the extent permitted or required by applicable law or the rules of the Exchange.
3.DEFINITIONS
For purposes of this Policy, the following terms shall have the meanings set forth below: “Affected Officer” means any current or former “officer” as defined in Exchange Act Rule 16a-11, and any other senior executives as required from time to time by applicable laws and regulations.
“Erroneously Awarded Compensation” means the amount of Incentive-Based Compensation received that exceeds the amount of Incentive Compensation that otherwise would have been received had it been determined based on the Restatement, computed as a gross amount without considering any taxes paid. In the case of Incentive-Based Compensation based on stock price or total shareholder return, where the amount of Erroneously Awarded Compensation is not subject to mathematical recalculation directly from the information in the Restatement, the amount of the Erroneously Awarded Compensation shall
1 ““Officer” shall mean an issuer’s president, principal financial officer, principal accounting officer (or, if there is no such accounting officer, the controller), any vice-president of the issuer in charge of a principal business unit, division or function (such as sales, administration or finance), any other officer who performs a policy-making function, or any other person who performs similar policy-making functions for the issuer. Officers of the issuer’s parent(s) or subsidiaries shall be deemed officers of the issuer if they perform such policy-making functions for the issuer.”

reflect a reasonable estimate of the effect of the Restatement on the stock price or total shareholder return upon which the Incentive-Based Compensation was received, as determined by the Committee in its sole discretion. The Committee may determine the form and amount of Erroneously Awarded Compensation in its sole discretion.
“Financial Reporting Measure” means any measure that is determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measures that are derived wholly or in part from such measures, whether or not such measure is presented within the financial statements or included in a filing with the Securities and Exchange Commission. Stock price and total shareholder return are Financial Reporting Measures.
“Incentive-Based Compensation” means any compensation that is granted, earned or vested based in whole or in part on the attainment of a Financial Reporting Measure. For purposes of clarity, base salaries, bonuses or equity awards paid solely upon satisfying one or more subjective standards, strategic or operational measures, or continued employment are not considered Incentive-Based Compensation, unless such awards were granted, paid or vested based in part on a Financial Reporting Measure.
“Restatement” means an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements (i.e., a “Big R” restatement), or that would result in a material misstatement if the error were corrected or left uncorrected in the current period (i.e., a “little r” restatement).
4.RECOVERY
If the Company is required to prepare a Restatement, the Company shall seek to recover and claw back from any Affected Officer reasonably promptly the Erroneously Awarded Compensation that was received by the Affected Officer:
(i)On or after the Effective Date;
(ii)after the person began service as an Affected Officer;
(iii)who served as an Affected Officer at any time during the performance period for that Incentive-Based Compensation;
(iv)while the Company has a class of securities listed on the Exchange; and
(v)during the three completed fiscal years immediately preceding the date on which the Company was required to prepare the Restatement (including any transition period, within or immediately following those three completed fiscal years, that results from a change in the Company’s fiscal year, provided that a transition period of nine to twelve months from the Company’s previous fiscal year end and the first day of the Company’s new fiscal year will be deemed to be a completed fiscal year) (the “Recovery Period”).
For purposes of this Policy:

•Erroneously Awarded Compensation is deemed to be received in the Company’s fiscal year during which the Financial Reporting Measure specified in the Incentive-Based

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Compensation is attained, even if the payment or grant of the Incentive-Based Compensation occurs after the end of that period; and

•for the determination of the Recovery Period, the date the Company is required to prepare a Restatement is the earlier of (x) the date the Board, the Committee or any officer of the Company authorized to take such action concludes, or reasonably should have concluded, that the Company is required to prepare the Restatement, or (y) the date a court, regulator, or other legally authorized body directs the Company to prepare the Restatement.
For purposes of clarity, in no event shall the Company be required to award any Affected Officers an additional payment or other compensation if the Restatement would have resulted in the grant, payment or vesting of Incentive-Based Compensation that is greater than the Incentive-Based Compensation actually received by the Affected Officer. The recovery of Erroneously Awarded Compensation is not dependent on if or when the Restatement is filed.
5.SOURCES OF RECOUPMENT
To the extent permitted by applicable law, the Committee may, in its discretion, seek recoupment from the Affected Officer(s) through any means it determines, which may include any of the following sources: (i) prior Incentive-Based Compensation payments; (ii) future payments of Incentive-Based Compensation; (iii) cancellation of outstanding Incentive-Based Compensation; (iv) direct repayment; and
(v) non-Incentive-Based Compensation or securities held by the Affected Officer. To the extent permitted by applicable law, the Company may offset the amount of the Erroneously Awarded Compensation against any compensation or other amounts owed by the Company to the Affected Officer.
6.LIMITED EXCEPTIONS TO RECOVERY
Notwithstanding the foregoing, the Committee, in its discretion, may choose to forgo recovery of Erroneously Awarded Compensation under the following circumstances, provided that the Committee (or a majority of the independent members of the Board) has made a determination that recovery would be impracticable because:
(i)The direct expense payable to a third party to assist in enforcing this Policy would exceed the recoverable amounts; provided that the Company has made a reasonable attempt to recover such Erroneously Awarded Compensation, has documented such attempt and has (to the extent required) provided that documentation to the Exchange;
(ii)Recovery would violate home country law where the law was adopted prior to November 28, 2022, and the Company provides an opinion of home country counsel to that effect to the Exchange that is acceptable to the Exchange; or
(iii)Recovery would likely cause an otherwise tax-qualified retirement plan to fail to meet the requirements of the Internal Revenue Code of 1986, as amended.

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7.NO INDEMNIFICATION OR INSURANCE
The Company will not indemnify, insure or otherwise reimburse any Affected Officer against the recovery of Erroneously Awarded Compensation.
8.NO IMPAIRMENT OF OTHER REMEDIES
This Policy does not preclude the Company from taking any other action to enforce an Affected Officer’s obligations to the Company, including termination of employment, institution of civil proceedings, or reporting of any misconduct to appropriate government authorities. This Policy is in addition to the requirements of Section 304 of the Sarbanes-Oxley Act of 2002 that are applicable to the Company’s Chief Executive Officer and Chief Financial Officer2.

2 15 U.S.C. 7243 “If an issuer is required to prepare an accounting restatement due to the material non-compliance of the issuer, as a result of misconduct, with any financial reporting requirement under the securities laws, the chief executive officer and chief financial officer of the issuer shall reimburse the issuer for (1) any bonus or other incentive- based or equity-based compensation received by that person from the issuer during the 12-month period following the first public issuance or filing with the Commission (whichever first occurs) of the financial document embodying such financial reporting requirement; and (2) any profits realized from the sale of securities of the issuer during that 12-month period.”

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EXHIBIT A

GLOBANT S.A.
POLICY FOR RECOVERY OF ERRONEOUSLY AWARDED INCENTIVE-BASED COMPENSATION
ACKNOWLEDGMENT AND AGREEMENT

This Acknowledgment and Agreement (the “Acknowledgment”) is entered into between Globant
S.A. (the “Company”), [insert name of employing entity] (the “Employer”) and the individual named below (the “Undersigned”) as of the date set forth below. The Undersigned is an Affected Officer (as defined in the Policy for Recovery of Erroneously Awarded Incentive-Based Compensation (the “Policy”) to which the form of this Acknowledgement is attached as Exhibit A) and an employee of the Employer.
The Company adopted the Policy to establish the conditions under which the Company and/or the Employer may seek to recoup certain compensation from Affected Officers, including the Undersigned, in the event that the Company is required to prepare a Restatement (as defined in the Policy).
The Undersigned agrees that s/he has received or may receive compensation, including cash-based incentive compensation and equity-based incentive compensation from the Company and/or the Employer to which the Policy applies.
In consideration of the continued benefits to be received from the Company and/or the Employer and the right to participate in, and receive future benefits, compensation, payments and/or awards under, the cash- and/or equity-based incentive programs of the Company and/or the Employer, the Undersigned hereby acknowledges and agrees that:
1.S/he has read and understands the Policy and has accepted the terms and conditions of the Policy.
2.References to “Company” in section 5 of the Policy shall be construed as also covering the Employer.
3.The cash-based incentive compensation and equity-based incentive compensation that s/he has received or may receive from the Company and/or the Employer will be covered under the definition of Incentive-Based Compensation in the Policy to the extent the conditions therein are met, and in case of any dispute in this regard, the decision of the Company and the Employer will be final.
4.To the extent provided in the Policy, the Policy shall apply to Incentive-Based Compensation (as defined in the Policy) established before or after the date of this Acknowledgment, and the programs and agreements under which such compensation may have been or will be issued in the future shall be deemed to incorporate the terms of the Policy even if the Policy is not explicitly referenced therein and that provision of any benefits, compensation, payments and/or awards under such programs and agreements (regardless of whether they are contractual or discretionary) are deemed to be subject to the terms of the Policy. Nothing in this Acknowledgment shall be construed to expand the scope or terms of the Policy, and the Undersigned is not waiving any defenses s/he may have in the event of an action for recoupment of compensation under the Policy, other than (i) waiving any defense regarding the retroactive application of the Policy to existing awards and (ii) waiving any claim that the integration clause of any agreement excludes the application of the Policy.

5.S/he is contractually bound by the provisions in the Policy which are of contractual effect.
6.S/he agrees to the Company or Employer deducting the gross amount of Erroneously Awarded Compensation (as defined in the Policy) from any amounts due to him/her and if there are insufficient funds to do so, such amounts shall be immediately recoverable as a debt immediately due to the Company, and s/he agrees to pay back such amounts to the Company.
7.The Company and the Employer, may at its/their sole discretion, assign their respective rights under this Acknowledgement and the Policy to each other and/or any of their respective successors or associated companies.

For and on behalf of    For and on behalf of
Globant S.A.    [insert name of employing entity]

Date:        Date:

Signature:        Signature:

Print Name:         Print Name:

Position:         Position:

Undersigned
Date:
Signature:

Print Name:

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